UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
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EVERCOMMERCE INC.
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EVERCOMMERCE INC.
3601 WALNUT STREET, SUITE 400, DENVER, COLORADO 80205

To Our Stockholders:

The definitive proxy statement for the 2025 Annual Meeting of Stockholders (the “Proxy Statement”) of EverCommcerce Inc., a Delaware corporation (the “Company”), to be held on June 20, 2025 (the “Meeting”), was filed with the Securities and Exchange Commission on April 28, 2025. Since then, there have been developments regarding the Board of Directors of the Company (the “Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.

Recent Developments

On May 17, 2025, the Board elected Amy Guggenheim Shenkan as a Class II director of the Company and appointed Ms. Shenkan to the Board’s Audit Committee, in each case effective on May 17, 2025. The Board determined that Ms. Shenkan qualifies as “independent” in accordance with the listing requirements of The Nasdaq Stock Market and satisfies the independence requirements under the Nasdaq listing rules and Rule 10A-3(b)(1) of the Exchange Act.

Ms. Shenkan has acted as a Senior Advisor to Altamont Capital Partners, a private equity firm, since June 2021 and serves on the board of its portfolio company, Hybrid Promotions, LLC, dba Hybrid Apparel and, until its sale in September 2024, served on the board of Byrider Sales of Indiana S, LLC, dba Byrider. Previously, she served as the President and Chief Operating Officer of Common Sense Media, a non-profit organization that provides recommendations and ratings for media and technology, from February 2011 to December 2017. Prior to joining Common Sense Media in 2011, Ms. Shenkan was a digital transformation expert with the consulting firm, McKinsey & Company, Inc. Ms. Shenkan has served on the board of directors of RingCentral, Inc. since December 2024 and Pickles Auctions since December 2022. Ms. Shenkan previously served on the board of directors of Zuora, Inc. from January 2022 until its sale in February 2025 and Ritchie Bros. Auctioneers Incorporated from July 2017 to May 2022. Ms. Shenkan holds a B.A. from the University of Michigan and an M.B.A. from Harvard Business School. We believe Ms. Shenkan is qualified to serve on our Board because of her significant experience as a public company and private equity backed corporate director and her technology and digital industry expertise.

Ms. Shenkan does not beneficially own any securities of the Company.

Following Ms. Shenkan’s appointment to the Board’s Audit Committee, the Company regained compliance with the Audit Committee composition requirements under Rule 5605(c)(2)(A) of the Nasdaq Stock Market LLC.

The above recent developments will have no impact on the items to be voted on at the Meeting or on any proxy previously submitted.

Sincerely,

Eric Remer
Chief Executive Officer and Chairman of the Board of Directors